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                                                                     EXHIBIT 8.2

                   [FORM OF MAYER, BROWN & PLATT TAX OPINION]
                                     [DATE]

U.S. Robotics Corporation
8100 North McCormick Boulevard
Skokie, Illinois 60076

    Re: Reincorporation of 3Com Corporation as a Delaware corporation; Merger of TR Acquisitions Corporation, a wholly-owned subsidiary of 3Com Corporation, with and into U.S. Robotics Corporation

Dear Ladies and Gentlemen:

    We have acted as special counsel to U.S. Robotics Corporation, a Delaware corporation ("USR"), in connection with (i) a proposed merger (the "Reincorporation Merger") of 3Com Corporation, a California corporation ("3Com California"), with and into 3Com (Delaware) Corporation, a Delaware corporation ("3Com Delaware"), pursuant to the Agreement and Plan of Merger and Reincorporation dated March 14, 1997 by and among 3Com California and 3Com Delaware (the "Reincorporation Agreement") and (ii) a proposed merger (the "Merger") of TR Acquisitions Corporation ("Merger Sub") with and into USR pursuant to the Amended and Restated Agreement and Plan of Merger dated as of February 26, 1997 and amended as of March 13, 1997 by and among 3Com California, TR, 3Com Delaware and USR (the "Merger Agreement"). The Reincorporation Agreement and the Merger Agreement are referred to together as the "Agreements." You have requested that we provide an opinion, as required by sections 6.9 and 7.3(c) of the Merger Agreement, regarding the qualification of the Reincorporation Merger and the Merger as tax-free reorganizations within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). All references to "3Com Parent" are to 3Com Delaware if the Reincorporation is effected prior to the Merger and 3Com California if the Reincorporation is not effected prior to the Merger.

    In providing this opinion, we have relied on (i) the description of the Reincorporation Merger and related transactions as set forth in the Reincorporation Agreement and the exhibits thereto, (ii) the description of the Merger and related transactions as set forth in the Merger Agreement and the exhibits thereto, (iii) the description of the Reincorporation Merger, the Merger and related transactions as set forth in the registration statement on Form S-4 of a Joint Proxy Statement/Prospectus of 3Com California and USR (the "Registration Statement") and the exhibits thereto, and (iv) representations provided by 3Com California, 3Com Delaware, Merger Sub, USR and, to the extent required, the shareholders of 3Com California and USR concerning certain facts underlying and relating to the Reincorporation Merger and Merger (the "Certificates").

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the consummation of the Reincorporation Merger and of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

    2. All representations, warranties and statements made or agreed to by 3Com California, 3Com Delaware, Merger Sub and USR, their management, employees, officers, directors, stockholders and shareholders in connection with the Merger and Reincorporation Merger, including but not limited to those set forth in the Agreements and the Certificates, are true and accurate at all relevant times; and that
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all covenants contained in such agreements are performed without waiver or breach of any material provisions thereof;

    3. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

    4. The Merger and the Reincorporation Merger will be consummated pursuant to applicable state law;

    5. An opinion of counsel, received by 3Com from Gray, Cary Ware & Freidenrich, substantially identical in substance to this opinion, has been delivered and not withdrawn; and

    6. The Merger will be reported by USR and 3Com Parent on their respective federal income tax returns in a manner consistent with the opinion set forth below and the Reincorporation Merger will be reported by 3Com Parent on its federal income tax return in a manner consistent with the opinion set forth below.

    Based on our examination of the foregoing items and subject to the limitations, qualifications, representations, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes, each of the Reincorporation Merger and the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code (a "Reorganization"), and each will constitute a Reorganization independently of the consummation of the other.

    No opinion is expressed as to the Merger or the Reincorporation Merger, as applicable, if the Merger is not consummated in accordance with the terms of the Merger Agreement or the Reincorporation Merger is not consummated in accordance with the terms of the Reincorporation Agreement, each, as applicable, without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. To the extent any of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is not complete, correct, true and accurate in all material respects at all relevant times, our opinion might be adversely affected and may not be relied upon.

    This opinion only represents our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.


    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendments thereof.


                                          Sincerely,
                                          MAYER, BROWN & PLATT